IGENE BIOTECHNOLOGY, INC.

Notice of Annual Meeting of Stockholders
To be held September 29, 1998


NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of IGENE Biotechnology, Inc. (the "Company") will be held at the offices of Kimelman & Baird, LLC, 100 Park Avenue, 21st floor, New York, New York 10017 at 10:00 a.m. local time on September 29, 1998 for the following purposes:

1. To elect seven (7) Directors.

2. To approve the appointment of Berenson & Company as independent auditors of the Company for the fiscal year ending December 31, 1998.

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on August
28, 1998, shall be entitled to notice of, and to vote at, the meeting.


				By order of the Board of Directors



				/s/Stephen F. Hiu
				Stephen F. Hiu
				President and Secretary


Dated:	Columbia, Maryland
	     	September 8, 1998



IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE
ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE
THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.


IGENE BIOTECHNOLOGY, INC.
9110 Red Branch Road
Columbia, Maryland 21045

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors of IGENE Biotechnology, Inc., a Maryland Corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on September 29, 1998, or any adjournment thereof, at which stockholders of record at the close of business on August 28, 1998 (the "Record Date") shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

	Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he or she may elect to revoke his proxy and vote his or her shares personally.

	There is being mailed herewith to each stockholder of record the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997. The date of this Proxy Statement is September 8, the approximate date on which this Proxy
Statement and form of Proxy were first sent or given to stockholders.

	On the Record Date, the Company had outstanding and entitled to vote with respect to all matters to be acted upon a the meeting 21,436,473 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held by such holder.


	On the Record Date, the Company also had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 29,592 shares of 8% Cumulative Preferred Stock ("Series A Preferred Stock"). Each holder of Series A Preferred Stock is entitled to two votes for each share of Preferred Stock held by such holder. Holders of record of outstanding Common Stock and Series A Preferred Stock will be entitled to vote together as a single class at the Meeting.

	Pursuant to the terms of the Company's Series A Preferred Stock, as a consequence of the non-payment of dividends on such Stock for more than the past four consecutive dividend payment dates, the holders of Series A Preferred Stock, if they so elect, may vote as a separate class with respect to the election of two additional directors, in accordance with the procedures set forth in the Charter and by-laws of the Company. To date, the holders of the Series A Preferred Stock have not exercised such right. In the event they exercise their right, the Board would be expanded to nine directors.

	The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each item on the agenda must receive the affirmative vote of a majority of the voting power voted at the meeting in order to pass. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

Incorporation of Certain Documents by Reference

	The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and Quarterly Report on Form 10-
QSB for the six months ended June 30, 1998, copies of which accompany this Proxy Statement, are incorporated herein by reference.

	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Proxy Statement and prior to the meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

	The Company will provide, without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated herein by reference). Requests should be directed to: Investor Relations, IGENE Biotechnology, Inc., 9110 Red Branch Road, Columbia,
Maryland 21045.

	The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy or information statements and other information with the commission. Such reports, proxy or information statements, exhibits and other information filed by the Company with the Commission can be inspected and copies at the pubic reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suit 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024,
Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the commission.

Financial Information

	Financial information for the Company for the fiscal year ended December 31, 1997, is included in the Company's Annual
Report on Form 10-KSB, a copy of which accompanies this proxy
Statement.


	It is expected that the following business will be considered at the meeting and action taken thereon:

1. ELECTION OF DIRECTORS

Pursuant to the By-Laws of the Company, the number of Directors of the Company has been set at seven members. It is proposed to elect seven Directors at this Meeting to hold office for a one-year term until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION
Name					           Age	  Position with IGENE
Michael G. Kimelman		59	  Chairman of the Board of Directors
Thomas L. Kempner			 71  	Vice Chairman of the Board of
                    						Directors
Stephen F. Hiu			    42  	Director, President, Secretary,
						                    Acting Treasurer, and Director
						                    of Research and Development
Patrick F. Monahan		 47  	Director, and Director of
						                    Manufacturing
Joseph C. Abeles			  83	  Director
John A. Cenerazzo			 74	  Director
Sidney R. Knafel		  	67  	Director


MICHAEL G. KIMELMAN was elected a Director of the Company in February 1991 and Chairman of the Board of Directors in March 1991. He is the Managing Partner of Kimelman & Baird, LLC. He is a founder of Blue Chip Farms, a standard bred horse-breeding farm, and has been an officer of the same since its inception in 1968. Mr. Kimelman is currently a Director of the Harness Horse Breeders of New York State and serves on the Board of the Hambletonian Society.

THOMAS L. KEMPNER is Vice Chairman of the Board of Directors and has been a Director of the Company since its inception in October 1981. He is and has been Chairman and Chief Executive Officer of Loeb Partners Corporation, investment bankers, New York, and its predecessors since February 1978. He is currently a Director of Alcide Corporation, CCC Information Services Group, Inc., Energy Research Corp., Intermagnetics General Corp., Northwest Airlines, Inc., and Roper Starch Worldwide, Inc.

STEPHEN F. HIU was appointed President and Treasurer in March 1991, Secretary in July 1990, and elected a Director in August 1990. He has been Director of Research and Development since January 1989 and, prior thereto, was Senior Scientist since December 1985, when he joined the Company. He was a post-doctoral Research Associate at the Virginia Polytechnic Institute and State University, Blacksburg, Virginia, from January 1984 until December 1985. Dr. Hiu holds a Ph.D. degree in microbiology from Oregon State University and a B.S. degree in biological sciences from the University of California, Irvine.

PATRICK F. MONAHAN was appointed Director of Manufacturing and elected a Director of the Company in April 1991 and has managed the Company's fermentation pilot plant since 1982. Prior thereto, he was a technical specialist in the fermentation pilot plant of W.R. Grace and Co. from 1975 to 1982. He received an Associate in Arts degree in biology from Allegheny Community College and a B.S. degree in biology with a minor in Chemistry from Frostburg State College, Frostburg, Maryland.

JOSEPH C. ABELES, private investor, was elected Director of the Company on February 28, 1991. Mr. Abeles serves as Director of
Intermagnetics General Corporation, Bluegreen Corporation
(formerly Patten Corp.), and Ultralife Batteries, Inc.

JOHN A. CENERAZZO was Chairman of the Board from November 1989 to April 1991. He served as President of the Company from August 1988 through September 1989 and has been a Director since September 1987. He is a Director Emeritus of National Penn Bank Shares, Inc. of Boyertown, Pennsylvania and a Director Emeritus of National Penn Bank, a Director of U.S. Axle Corporation, and a Chairman and a Director of InfoCore, Incorporated.

SIDNEY R. KNAFEL, a Director of the Company since 1982, has been Managing Partner of SRK Management Company, a private investment concern, New York, since 1981, Chairman of Insight Communications, Inc. since 1985, and of BioReliance Corporation since 1982. Mr. Knafel is also currently a Director of Cellular Communications International, Inc., CoreComm Incorporated, General American Investors Company, Inc., NTL Incorporated and some private companies.

Committees of the Board of Directors

	The Company has two standing committees of the Board of Directors. Set forth below is a description of the functions of those committees and the members of the Board of Directors who serve on such committees.

Audit Committee

	The responsibilities of the Audit Committee include recommending to the Board of Directors the independent certified public accountants to conduct the annual audit of the books and accounts of the Company, reviewing the proposed scope of the audit and approving the audit fees to be paid. The Audit Committee also reviews, with the independent certified public accountants and with the Company's management, the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company. There were no meetings of the Audit Committee in 1997. The functions of the Committee were performed by the Board during 1997.

Compensation Committee

	The Compensation Committee approves the salaries of all officers and certain other employees of the Company. It also supervises the administration of all benefit plans and other matters affecting executive compensation, subject to further approval of the Board of Directors. The members of the Compensation Committee during 1997 were Messrs. Thomas L. Kempner and Sidney R. Knafel. There were no meetings of the Compensation Committee in 1997.

Board Compensation

	During 1997, Directors were not compensated for their Board or Committee activities. The Board of Directors held 8 meetings in 1997. Each Director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors including committee meetings for which each respective director was a member.

Executive Compensation

The following table sets forth information with respect to the compensation of the named executive officers for each of the last three completed fiscal years.


SUMMARY COMPENSATION TABLE

					      	                       Securities
Name and				      	                Underlying		    All Other
Principal Position    	Year	Salary	Options/SARS(#)	Compensation
Ramin Abrishamian/CEO	 1997	$50,000 ---		         	$59,591*

Dexter Gaston/CEO	    	1996	$48,494	1,418,502	     	---

* Mr. Abrishamian was paid as a consultant in this amount prior to being appointed CEO.


	Other than the 1986 and 1997 stock option plans and the Simple Retirement Plan described below, the Company has no profit sharing or incentive compensation plans.

Simple Retirement Plan

	Effective February 1, 1997 the Company adopted a Simple Retirement Plan under Internal Revenue Code Section 408(p). The plan is a defined contribution plan, which covers all of the Company's employees who receive at least $5,000 of compensation for the preceding year. The plan permits elective employee contributions. The Company makes a nonelective contribution of 2% of each eligible employee's compensation for each year. The Company's contributions to the plan for 1997 were $5,483, which is expensed in the 1997 statement of operations.


Stock Option Plan

The 1997 Stock Option Plan (the "Plan"), which was approved by the stockholders on November 17, 1997, and which succeeds the 1986 Stock Option Plan, provides for the issuance of options to acquire up to 20,000,000 shares of Common Stock of the Company.

The Plan is administered by a committee of the Board of Directors.

The purpose of the Plan is to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by directors, key employees, consultants and independent contractors who are employed by, or perform services for, the Company and its subsidiaries and upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its subsidiaries to attract and retain desirable personnel, directors and other service providers.

Options are exercisable at such rates and times as may be fixed by the committee. Options become exercisable in full upon
(i) the holder's retirement on or after his 65th birthday, (ii) the disability or death of the holder, (iii) or under special circumstances as determined by the Committee. Options generally terminate on the tenth business day following cessation of service as an employee, director, consultant or independent contractor.

Options may be exercised by payment in full of the option price in cash or check, or by delivery of previously-owned shares of common stock having a total fair market value on the date of exercise equal to the option price, or by such other methods as permitted by the Committee.

The Plan contains anti-dilution provisions in the event of certain corporate transactions.


The Board of Directors may at any time withdraw from, or amend the Plan and any options not heretofore granted. Stockholder approval is required to (i) increase the number of shares issuable under the plan, (ii) increase the number of options which may be granted to any individual during a year,
(iii) or change the class of persons to whom options may be granted. No options shall be granted under the Plan after September 19, 2007.

Options to acquire 7,110,584 shares of common stock have been granted under the 1986 and 1997 Stock Option Plans and 6,520,750 options are outstanding under the Plans as of July 31, 1998.

	The following table sets forth information with respect to stock options granted in 1997 to the executive officers.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

					                        	Percent
				               Number of 	of Total
               				Securities	Options/SARs
               				Underlying	Granted To	  Exercise or
               				Option/SARS	EmployeesIn	Base Price 	Expiration
Name			           	Granted(#)	Fiscal Year	 ($/Share) 	 Date
Stephen F. Hiu		   500,000	   62.5		       .05		       1/11/06
Patrick F. Monahan	300,000	   37.5		       .05		       1/11/06


The following table sets forth information as to all incentive and non-statutory stock options that have been granted to the executive officers of the Company. 10,000 in options were exercised by officers in 1997. The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options for executive officers as of December 31, 1997 and the values of "in-the-money" options as of that date. An option is "in-the-money" if the per share fair market value of the underlying stock exceeds the option exercise price per share.



Aggregate Fiscal Year End Option Values


					          		                    Number of	   	Dollar Value of
              			Number of 		 	      Unexercised	 	In-The-Money
              			Shares		 	Options	 	Options
              			Acquired  Dollar		  At End of	   	At End of
              			on   	    Value	   	Fiscal Year	 	Fiscal Year(1)
Name	     	      Exercise  Realized 	Exercisable/ 	Exercisable/
                             						 	Unexercisable	Unexercisable
Stephen F. Hiu	    ------	  ------ 	  955,000/None	 $57,300/None
Patrick F. Monahan 10,000	  $500     	632,500/None	 $37,950/None


1.	The value of unexercised in-the-money options at December
31, 1997 is based on the difference between $.11 per share
and the per share option exercise price, multiplied by the
number of shares of common stock underlying such option.


Security Ownership of Certain Beneficial Owners and Management

	The following table sets forth information as of July 31, 1998, with respect to beneficial ownership of shares of the Company's outstanding Common Stock by (i) each person known to the Company to own more than five percent of its Common Stock,
(ii) each Director, and (iii) all Directors and executive officers as a group.

	                    	  					Number of
Name and Address		    	    		Shares		       Percent*

Directors and Officers:
Joseph C. Abeles			        		 15,006,039(1)	 43.71%
	c/o Abel Associates
	220 E. 42nd Street, Suite 505
	New York, NY 10017

Ramin Abrishamian		       			  1,500,000(2)	  6.54%
	534 Charles River Street
	Needham, MA 02192

John A. Cenerazzo			       		  1,912,456(3)	  8.29%
	Stokesay Castle Lane
	Reading, PA 19606

Stephen F. Hiu	          				  3,055,500(4)	 12.48%
	c/o IGENE Biotechnology, Inc.
	9110 Red Branch Road
	Columbia, MD 21045

Thomas L. Kempner				       	 43,656,172(5)	 69.68%
	c/o Loeb Partners Corporation
	61 Broadway
	New York, NY 10006

Michael G. Kimelman		       	  7,228,667(6)	 26.05%
	c/o Kimelman & Baird, LLC
	100 Park Avenue
	New York, NY 10017

Sidney R. Knafel	        				 40,743,263(7)	 67.75%
	c/o SRK Management
	126 East 56th Street
	New York, NY 10022



                      							Number of
Name and Address					        Shares		         Percent*

Directors and Officers (continued):

Patrick F. Monahan			       	  1,744,500(8)	  7.53%
	c/o IGENE Biotechnology, Inc.
	9110 Red Branch Road
	Columbia, MD 21045

All Directors and Officers			114,846,597(9)	 89.40%
	As a Group (8 persons)

Others:

Fraydun Manocherian				       8,750,000(10)	 28.29%

All Shareholders	       				142,905,763(11)	100.00%


*	Under the rules of the Securities and Exchange Commission, the calculation of the percent assumes for each person that only such person's warrants, options or convertible notes are exercised or converted and that no other person exercises or converts outstanding warrants, options or convertible notes. Accordingly, these percentages are not on a fully-diluted basis.

1	Includes 2,109,404 shares, 2,250 shares issuable upon conversion of 1,125 shares of Series A Preferred Stock, $311,663 in long-term notes convertible into 3,782,083 shares and warrants to purchase 9,093,427 shares. Also includes 4,140 shares and warrants to purchase 2,235 shares held by his wife and 12,500 shares issuable upon conversion of 6,250 shares of Series A
Preferred Stock held by his wife.

2	Includes warrants to purchase 1,500,000 shares of common stock held by Mr. Abrishamian.

3	Includes 283,458 shares, warrants to purchase 1,103,513 shares,
32,750 shares subject to options currently exercisable and $40,622 in long-term notes convertible into 492,321 shares. Also includes 414 shares held by his wife.

4	Includes 500 shares held by Dr. Hiu, 2,955,000 shares subject to options currently exercisable, and warrants to purchase 50,000 shares. Also includes warrants to purchase 50,000 shares held in a trust in which Dr. Hiu's father is the trustee and Dr. Hiu is one of the beneficiaries as to which Dr. Hiu disclaims any beneficial interest.


5	Includes 386,972 shares and warrants to purchase 5,286,916 shares held by Mr. Kempner; 94,000 shares, $140,873 in long-term notes convertible into 1,616,065 shares and warrants to purchase
13,367,592 shares held by a trust under which Mr. Kempner is one of two trustees and the sole beneficiary; 1,482,987 shares, $79,200 in long-term notes convertible into 1,147,670 shares and warrants to purchase 4,622,848 shares held by a trust under which Mr. Kempner is one of two trustees and a one-third beneficiary;
182,526 shares and warrants to purchase 98,564 shares held by Mr.
Kempner's wife; 203,880 shares and warrants to purchase 110,095 shares held by trusts under which Mr. Kempner is one of two trustees and his brothers are beneficiaries; and 94,000 shares, $140,872 in long-term notes convertible into 1,616,065 shares and warrants to purchase 13,345,992 shares held by a trust under which Mr. Kempner is one of two trustees and one of his brothers is the beneficiary.

6	Includes 521,104 shares, warrants to purchase 5,325,672 shares and $63,070 in long-term notes convertible into 804,568 shares held by Mr. Kimelman. Also includes 83,256 shares and warrants to purchase 894 shares held by Kimelman & Baird, LLC, in which Mr.
Kimelman has a 50% interest, and 180,000 shares held by M.
Kimelman & Co., in which Mr. Kimelman has a 60% interest. Also includes 136,713 shares and warrants to purchase 176,460 shares held by his wife, in which Mr. Kimelman disclaims any beneficial interest.

7	Includes 1,518,769 shares, warrants to purchase 27,892,008
shares, and $306,200 in long-term notes convertible into 3,715,706 shares owned by Mr. Knafel. Also includes 525,947 shares and warrants to purchase 7,090,833 shares held in trusts for the benefit of Mr. Knafel's adult children, as to which Mr.
Knafel disclaims any beneficial interest.

8	Includes 12,000 shares held by Mr. Monahan, 1,682,500 shares subject to options currently exercisable and warrants to purchase
50,000 shares.

9	Includes 7,820,070 shares, 6,170,250 shares which are subject to options currently exercisable or exercisable within 60 days, unexpired warrants to purchase 87,667,049 shares, 14,750 shares subject to the conversion of 7,375 shares of redeemable preferred stock, and $1,082,500 in long-term notes convertible into 13,174,478 shares.

10	Includes warrants to purchase 8,750,000 shares.


11	Includes 21,436,473 shares outstanding as of July 31, 1998, and shares which are subject to rights of acquisition as follows:
6,520,750 shares which are subject to options currently exercisable or exercisable within 60 days; unexpired warrants to purchase 100,964,878 shares; 59,184 shares subject to the conversion of 29,592 shares of redeemable preferred stock;
375,000 shares subject to the conversion of 187,500 shares of non-voting, limited redemption preferred stock; 375,000 shares subject to the conversion of the $1,500,000 subordinated debenture; and 13,174,478 shares subject to the conversion of $1,082,500 of outstanding long-term promissory notes.


Compensation Committee Interlocks and Insider Participation

	Thomas L. Kempner and Sidney R. Knafel are members of the Compensation Committee. None of the executive officers of the Company has served on the Board of Directors or compensation committee of any other entity that has had any of such entity's officers serve either on the Company's Board of Directors or Compensation Committee.

Certain Relationships and Transactions

	Since inception, the Company has been unable to pay its operating expenses without outside assistance. Financing from outside sources, including institutional lenders and customers, has not been available to the Company. Due to the difficulty or impossibility in obtaining adequate outside financing, the time delay and expense which would be occasioned in attempting to secure such financing and the Company's immediate need for operating capital, various Directors of the Company have made periodic loans to the Company in order to ensure the Company's continued viability.

On December 14, 1995 the shareholders of the Company approved cancellation of promissory notes and warrants issued to certain directors of the Company between August 25, 1993 and March 7, 1995 and the conversion of these notes to 4,290,400 common stock of the Company at $.125 per share and warrants to purchase 4,290,400 shares of common stock of the Company at $.125 per share, which was the fair market value of the common stock as quoted on April 3, 1995. Such warrants originally expired on April 3, 1998, and were extended on April 6, 1998, and now have an expiration date of April 3, 2008.


Beginning November 16, 1995 and continuing through May 8, 1997, the Company issued promissory notes to certain directors for aggregate consideration of $1,082,500. These notes specify that at any time prior to repayment the holder has the right to convert the notes to common stock of the Company at prices ranging from $0.05 per share to $0.135 per share, based on the market price of common shares at the issue date. In connection with such issuance, the holders also received warrants for an equivalent number of shares at the equivalent price per share. The warrants expire ten years from the issue of the notes. These notes are due on March 31, 2003. The notes bear interest at the prime rate.

The notes are detailed, by issue date, and by conversion and warrant price, as follows:

                   						Conversion/		   Warrant
Issue Date          	   	Note Amount	 	  Price/Share
November 16, 1995			    	$      40,000	  $     0.050
December 22, 1995	         				 60,000	       	0.050

Total issued in 1995			       	100,000

February 14, 1996			         		 70,000	       	0.100
March 11, 1996				            	 70,000	       	0.090
April 23, 1996			            		 36,000	       	0.060
May 9, 1996		              				 71,000		       0.060
June 7, 1996				              	 70,000	       	0.050
July 24, 1996				             	 90,000		       0.115
September 24, 1996				          70,000	       	0.125
November 15, 1996					          70,000	       	0.090
December 11, 1996				           70,000	       	0.090

Total issued in 1996		       		617,000

January 14, 1997			          		 70,000	       	0.070
February 24, 1997	         				100,000	       	0.110
March 31, 1997			            		 75,000       		0.100
April 3, 1997	             				 24,500       		0.100
May 8, 1997			              			 80,000	       	0.135
May 8, 1997		         			       16,000	       	0.135

Total issued in 1997			       	365,500

TOTAL		              				   $1,082,500



 Beginning June 5, 1997 and continuing through December 5, 1997, the Company issued promissory notes to certain directors and another investor for aggregate consideration of $2,000,000. These notes specify that at any time prior to repayment the holder had the right to convert the notes to common stock of the Company at $.10 per share. In connection with such issuance, the holders also received warrants for an equivalent number of shares at $0.10 per share. The warrants expire ten years from the issue of the notes. These notes bear interest at 8%. These notes were due on March 31, 1998. The Company repaid these notes with proceeds from the Rights Offering, as described below.

	The Company distributed, to holders of record on February 13, 1998, transferable rights to subscribe for and purchase 0.54 of a Unit for each share of common share or equivalent owned by such holder. Each Unit entitled the holder to receive $0.10 principal amount of 8% Notes due March 31, 2003 and warrants to purchase one share of common stock at an exercise price of $0.10 per share. Common shares or equivalents include: Common Stock, Preferred Stock, unexpired warrants, options exercisable, and convertible notes outstanding. The Company raised $5,000,000 through this Rights Offering, which was fully subscribed. In consideration of certain investors agreeing to subscribe to Units such that the Company received at least $2,000,000, the Company issued additional warrants to these investors to purchase 10 shares of Common Stock for each $1 of loans made by each investor, exercisable at $0.10 per share and expiring ten years after issue.

	As of March 31, 1998, the Company's stockholders purchased a total of 50,000,000 Units, including additional Units available to fully subscribing shareholders as a result of unexercised rights of other shareholders, under the terms of the Rights Offering. The Rights
Offering period expired March 31, 1998 was not extended.  The
Company's gross proceeds from the Rights Offering were $5,000,000, of which $1,875,000 was used to repay outstanding promissory notes due on March 31, 1998; and $475,000 was used to repay demand promissory notes issued from January 1, 1998 through March 31, 1998 as described below.
The Company incurred transfer agent and legal fees of $211,712 in relation to the Rights Offering, resulting in net proceeds after fees and debt repayment of $2,438,288. The Company recorded $5,000,000 in principal of new notes issued to holders of subscribed units, which are payable five years from date of issue and bear interest at 8%. In connection with the Rights Offering, the holders of subscriber Units also received warrants to purchase 50,000,000 shares of common stock expiring ten years from date of issue and exercisable at $.10 per share.

	On January 13, and February 2 and 24, and March 10 and 20, 1998 the Company issued non-convertible demand promissory notes to certain directors for an aggregate consideration of $950,000. These loans bear interest at the prime rate. The notes were repaid during the six months ended June 30, 1998.

 On April 6, 1998, the Company issued 9,500,000 warrants to purchase common stock, at $0.10 per share, to certain directors who were the lenders of $950,000 in demand notes issued in 1998. The Company also issued 4,000,000 warrants to purchased common stock at $0.10 per share, expiring 5 years from issue, to Mr. Michael Kimelman, the chairman of the board of directors.

 The Company agreed, on February 20, 1998, to issue 2,000,000 shares of common stock to its legal counsel, in payment of retainers for on-going litigation. The stock was issued in May and June of 1998 at $.0675 per share, or $135,000.

 In May of 1998 the Company also issued 190,000 shares of common stock to its patent counsel in payment of outstanding fees, pursuant to an agreement dated August 27, 1997. The stock was issued in May of 1998 at $0.142 per share, the market price as of the date of the agreement, for an aggregate amount of $27,000.

 Effective April 16, 1998, the Company issued 3,350,000 employee stock options to its employees at $0.10 per of share of common stock, expiring on the sooner of ten years from date of issue or ten days following cessation of employment.

	Effective May 1, 1998, the Company issued 1,500,000 stock options to its CEO, Ramin Abrishamian, expiring two years from the date of issue. Effective May 1, 1998, Mr. Abrishamian resigned his position as CEO of the Company. Mr. Abrishamian has declined to stand for re-election as a director at the 1998 annual meeting.

Section 16(a) Beneficial ownership Reporting Compliance

	The Company believes that during 1997 all of its officers, directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except as follows. In 1997 directors of the Company made various loans to the Company. The loans are evidenced by demand promissory notes convertible into Common Stock. The directors also received warrants to purchase shares of Common Stock. In addition, in 1997, two directors of the Company (who are also officers and employees) were granted stock options under the Company's 1986 Plan. None of the foregoing securities were reported on Forms 4 or

 Forms 5 filed with the Securities and Exchange Commission. In making this disclosure, the Company has relied solely on written representations of its directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission.


2. APPOINTMENT OF INDEPENDENT AUDITORS

 The Board of Directors of the Company has selected Berenson &
Company as independent auditors of the Company for the fiscal year ending December 31, 1998. A representative of Berenson & Company is not expected to be present at the meeting.

	The Board of Directors of the Company recommends a vote FOR approval of the appointment of Berenson & Company as the Company's auditors.

3. OTHER MATTERS

Stockholder Proposals

	Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company on or prior to June 10, 1999, to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with such meeting.

Other Business

	At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.



							/s/ Stephen F. Hiu
							Stephen F. Hiu
							President and Secretary


Dated: September 8, 1998